EXHIBIT 99.1

Contacts:
Viking Systems, Inc.
Robert Mathews, EVP & CFO
508-366-3668 Ext. 8392

Porter, LeVay & Rose, Inc.
Linda Decker, VP – Investor Relations
212-564-4700

VIKING SYSTEMS REPORTS FULL YEAR 2010 RESULTS
-Sales Increase 11%-
-Provides Business Update and Letter to Shareholders-

WESTBOROUGH, MA, February 24, 2011 - Viking Systems, Inc. (OTC BB:VKNG), a leading worldwide developer, manufacturer and marketer of 3D and 2D visualization solutions for complex minimally invasive surgery today announced results for the year ended December 31, 2010.

Jed Kennedy, President and CEO of Viking Systems said, “We are very pleased with our significant accomplishments during 2010, having achieved our goals of developing and launching our new cutting edge 3DHD Vision System.  I am also happy to report that during 2010 we increased our total sales by 11% and obtained the financing necessary to support our growth plans. We continue to be very excited about the market response to our new product and future prospects for the business.”

Financial Highlights for the Year

●	Sales increased 11% to $8.0 million in 2010 from $7.2 million in 2009, with the increase attributed to increased sales of Vikings OEM products, principally high definition 2D cameras.

●
Gross profit for the year was $1.6 million compared with $1.9 million in 2009. The decline in gross profit for the year was primarily a result of inventory write-downs and sales of 3DHD demonstration systems during the fourth quarter 2010 to distributors at discounted prices, compared with an unusually high gross margin on a large order during the fourth quarter of 2009.

●
Operating expenses increased to $4.0 million from $3.2 million in 2009 because of increased research and development expenses, as well as promotional costs related to the launch of the new 3DHD system.

●	Net loss for the year was $2.4 million or $0.05 per share, compared with $1.1 million or $0.02 per share in the 2009.

Business Update
Since beginning initial shipments in late December 2010 the Company has shipped a total of 23 3DHD systems including sixteen demonstration systems to its distributors. These distributors have reported a busy schedule of product demonstrations and very positive feedback from clinicians.  The Company has shipped a total of seven other customer 3DHD systems, including a no charge system provided to Barnes Jewish Hospital in St. Louis, MO to support clinical development activities by the Company’s Medical Advisor, Gerald Andriole, MD.  The Company has orders in hand for three additional demonstration systems and two other 3DHD systems along with commitments from distributors to purchase an additional eight demonstration systems pursuant to the terms of their distribution agreements.

Mr. Kennedy commented, “While it is still very early in the selling process we are pleased with the positive response we have been experiencing for our new product.  Based on our experience to date, we continue to believe that we will have demand for the 31 systems we plan to produce during the first quarter of 2011.  While the exact timing of systems sales is difficult to predict due to the variability of purchasing cycles for medical capital equipment, we remain confident that our 3DHD Vision System can become the standard care for minimally invasive laparoscopic procedures.”

Kennedy continued, “Our strategy includes the increased awareness of the 3DHD system capabilities through appearances at leading global industry symposiums, as well as through signing new distribution agreements in worldwide markets.  The new system was recently featured in a live surgery demonstration at the 3D Laparoscopic Surgery Symposium held at The Minimal Access Therapy Training Unit (MATTU) at the University of Surrey in the United Kingdom and was demonstrated in Sony’s booth at Arab Health 2011 in Dubai.”

Last week, Viking’s 3DHD system was demonstrated at The XIV Russian Society of Endoscopic Surgeons Conference, in Moscow where Yury Strarkov, M.D., PhD., professor, Chief, Division of Endoscopic Surgery at the A.V Vishnevsky Institue of Surgery stated to the delegates at the conference, “The Viking 3DHD system provides superior visualization and makes laparoscopic surgery safer. It should become the standard of care in the near future.”  Kennedy added, “We expect to continue to participate in symposiums throughout the year, and also seek additional distribution partners in the U.S. and abroad.  To date, for the new product, we have fourteen distributions partners covering 28 countries and a majority of the United States.”

Management has been exploring opportunities to supply 3D systems to companies developing surgical robotics and/or device companies interested in visualization for use with robotic systems and/or for use with advanced hand-held articulating surgical instruments.  The Company has had discussions with several such companies and is evaluating opportunities to broaden the market for its 3DHD visualization system. Mr. Kennedy commented, “We expect to continue these discussions and evaluate opportunities to broaden the market for our new product.”

Outlook
The Company has previously reported that it has production plans for 31 3DHD systems in the first quarter of 2011 and believes that it will ship most, if not all, of the planned production during that quarter.  Nearly half of the planned shipments in the first quarter are likely to be distributor demonstration systems, which should strengthen the ability of the Company’s distributors to close sales of the Company’s 3DHD systems later in the year.

During 2011 the Company also plans to take the actions necessary with its suppliers and workforce to increase its production capacity for 3DHD systems from twenty systems per month to fifty systems per month. The Company also plans to evaluate financing options for additional working capital to support the anticipated ramp-up in sales.

Letter to Shareholders
The following is a letter to shareholders from Jed Kennedy, President and CEO. This letter will be available on the Company’s website at www.vikingsystems.com.

Dear Shareholders,

2010 was a transitional year for Viking Systems—a transition that we set in motion in October of 2009 at the American College of Surgeons’ Annual Clinical Congress in Chicago. In a corner of the Sony booth, Viking demonstrated a prototype of our next generation 3DHD Vision System with a prototype display developed by Sony.  Looking back I am still amazed by the overwhelmingly positive reaction we received. Interest in the system continued throughout the entire meeting, and it was during that meeting that I was convinced that—if done right—three dimensional vision would become the standard in the operating rooms of the leading healthcare institutions around the world. Before we left Chicago, we developed a plan to launch the Viking 3DHD Vision System twelve months later at the 2010 American College of Surgeons’ Annual Clinical Congress in Washington, DC.

Taking a medical device through an entire development cycle in twelve months is not a small undertaking.  The Viking team did something that almost any other company, large or small, could not have done in just twelve months time.

Following is a summary of what we believe are remarkable accomplishments:

•
We executed a financing arrangement that infused approximately $2.8 million of capital without an onerous debt structure or significant dilution to our shareholders, as compared with other potential financing choices.  Without this financing vehicle, the project completion and launch would not have been possible.

•
We recruited key technical personnel to ensure that our new product would not only meet our customers’ expectations but also would create a patent portfolio that could ensure Viking’s leadership position in the field of  minimally invasive surgical 3D vision in the future.

•	We developed strong relationships with key technology providers including Sony, without whose commitment to Viking and 3D our job would have been much more difficult.

•	We prepared and submitted a 510(k) for the 3DHD Vision System and received 510 (k) clearance 63 days after submission.

•
We developed a cost effective, financially committed independent distributor model as part of our first phase of distribution strategy.  This strategy requires distributors to make a significant investment in demonstration equipment to secure rights to exclusive geographic regions. They must also meet minimum annual quotas to maintain their exclusive rights.

•	We launched the Viking 3DHD Vision System at the American College of Surgeons in October 2010 as planned, and shipped fifteen 3DHD Vision Systems in the fourth quarter of 2010.

•	We grew our revenues 11%, to $8 million in 2010, despite having disclosed over a year ago our plans for a next generation product launch.

I am quite proud of our accomplishments in 2010 and I am even more excited about the prospects 2011 holds for Viking. I believe we are making a significant impact on the marketplace, as evidenced by the dramatic increase in shipments of our systems.  During the 33-month period from January 2008 through September 2010, we shipped a total of 28 3D systems; this compares with the 21 systems shipped in Q4 2010 and the 31 systems projected for Q1 2011.

While we believe an upward trend is developing, the ramp up rate for sales is less predictable due to the variability of buying cycles for medical capital equipment.

Despite this variability, we have set ambitious goals for 2011 and are taking steps to meet these goals:

•	We plan development work on our Next Generation 3D system and to continue to strengthen our patent portfolio to maintain our leadership position in 3D vision for minimally invasive surgery.

•	We plan to continue to investigate possible synergistic relationships with developers of surgical instruments that would enhance the overall value of Viking Systems.

•	We plan to continue to develop our distribution network and to expand our distribution coverage to additional major markets in the United States as well as globally.

•	We plan to increase our production capacity for 3DHD systems from twenty systems per month to fifty systems per month.

•	We plan to continue to evaluate financing options, as we anticipate the need for additional working capital to support the contemplated sales ramp up.

•	We plan to achieve profitability by the end of 2011.

Minimally invasive surgery offers tremendous benefits to patients by reducing recovery times and allowing patients to return to normal activities more quickly. It also reduces the overall costs of healthcare by reducing complications and the length of post-operative hospital stays. As the aging population remains active, the demand to develop new minimally invasive surgical procedures will also increase.  3DHD vision will enable surgeons to develop these techniques as well as to perform current procedures more precisely.

As our Medical Advisor, Dr. Gerald Andriole is fond of saying, “We live in a 3D world; shouldn’t surgery be performed in 3D?”

Viking Systems is on a mission is to make 3DHD the standard of care.

Thank you for your interest in Viking.

Sincerely,

Jed Kennedy
President & CEO
Viking Systems, Inc.

About Viking Systems, Inc.
Viking Systems, Inc. is a leading worldwide developer, manufacturer and marketer of 3D and 2D visualization solutions for complex minimally invasive surgery.  It actively markets and sells the only stand alone, cost-effective 3D system for use in minimally invasive laparoscopic surgery.  Viking partners with medical device companies and healthcare facilities to provide surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time. Viking, through its OEM products business, also designs and manufactures surgical vision systems and components for several leading medical instrument companies worldwide. For more information, please visit our website at www.vikingsystems.com.

This press release contains forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors as described in our annual report on Form 10-K under the heading "Risk Factors" as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, profitability, production and shipment of units, future financial results, and statements using words such as "estimate", "project", "plan", "intend", "expect", "anticipate", "believe" and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Condensed Balance Sheets
December 31, 2010 and 2009

Assets
	2010	2009
Current assets:
Cash and cash equivalents	$950,285	$721,121
Accounts receivable, net	1,008,042	455,488
Inventories, net	1,619,094	1,537,851
Prepaid expenses and other current assets	184,842	67,103
Total current assets	3,762,263	2,781,563

Property and equipment, net	365,302	31,101
Intangible assets, net	70,000	140,000
Total assets	$4,197,565	$2,952,664

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$1,408,109	$919,807
Accrued expenses	794,633	770,136
Deferred revenue	55,119	359,027
Total current liabilities	2,257,861	2,048,970

Total stockholders' equity	1,939,704	903,694
Total liabilities and stockholders' equity	$4,197,565	$2,952,664

Condensed Statements of Operations
Years Ended December 31, 2010 and 2009

	2010	2009

Sales	$8,041,048	$7,218,994
Cost of sales	6,452,988	5,341,917

Gross profit	1,588,060	1,877,077

Operating expenses:
Selling and marketing	1,103,528	985,012
Research and development	1,398,067	578,861
General and administrative	1,525,498	1,644,723
Total operating expenses	4,027,093	3,208,596

Operating loss	(2,439,033)	(1,331,519)

Total other income	1,952	257,200

Net loss applicable to common shareholders	$(2,437,081)	$(1,074,319)

Net loss per common share - basic and diluted	$(0.05)	$(0.02)

Weighted average shares outstanding - basic and diluted	52,437,504	43,000,963

Operating Loss Before Non-Cash Charges

Management assesses operational performance and improvement by measuring and reporting our operating loss before noncash charges. Management believes this non-GAAP metric is useful in understanding our ability to generate cash, before consideration of working capital or capital expenditure needs.

A reconciliation of net loss in accordance with generally accepted accounting principles, or GAAP, to the non-GAAP measure of operating loss before non-cash charges is as follows:

	Year Ended December 31,
	2010	2009
Net loss, as reported	$(2,437,081)	$(1,074,319)
Adjustments:
Total other (income)/expense	(1,952)	(257,200)
Operating loss, as reported	(2,439,033)	(1,331,519)
Non-cash stock option expense	412,147	592,350
Depreciation and amortization	159,220	257,834
Operating loss before non-cash charges	$(1,867,666)	$(481,335)